Exhibit 15.1

November 4, 2005

Vornado Realty L.P.

New York, New York

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Vornado Realty L.P. for the periods ended September 30, 2005 and 2004, as indicated in our report dated November 4, 2005 (which report included an explanatory paragraph relating to the restatement of the consolidated statement of cash flows for the nine month period ended September 30, 2004); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 is incorporated by reference in the following joint registration statements of Vornado Realty Trust and Vornado Realty L.P.:

Registration Statement Nos. 333-29013 and 333-29013-01 on Form S-3

Registration Statement Nos. 333-40787 and 333-40787-01 on Form S-3

Registration Statement Nos. 333-108138 and 333-108138-01 on Form S-3

Registration Statement Nos. 333-122306 and 333-122306-01 on Form S-3

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey